UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 19, 2016

MB Bancorp, Inc.

(Exact name of registrant as specified in its charter)

Maryland	000-55341	47-1696350
(State or other jurisdiction of	(Commission	(IRS Employer
Incorporation)	File Number)	Identification No.)

1920 Rock Spring Road, Forest Hill, Maryland	21050
(Address of principal executive offices)	(Zip Code)

(410) 420-9600

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) and (c)

As previously reported, effective December 19, 2016, MB Bancorp, Inc. (the “Company”) and Madison Bank of Maryland (the “Bank”) appointed John Wright as Executive Vice President and Chief Financial Officer of the Company and the Bank. Upon the effectiveness of Mr. Wright’s appointment as Executive Vice President and Chief Financial Officer of the Company and the Bank, Ms. Robin L. Taylor resigned from her position as Chief Financial Officer of the Company and the Bank, but will continue her employment with the Bank.

(d)        On December 20, 2016, the Board of Directors of the Company the Bank appointed Nicole N. Glaeser and Louis J. Vigliotti to the Boards of Directors of the Company and the Bank.

Ms. Glaeser has served as Budget Director, Baltimore County Police Department since 1988, where she prepares, administers and manages an operating budget in excess of $200 million and $11 million in grant funds. She supervises a staff that is responsible for a $185 million payroll, expenditure approval and accounting for operating budget and grant funds. From 1993 until 2015, Ms. Glaeser also served on the Boards of Directors of Patapsco Bancorp, Inc. and Patapsco Bank. Her service on those boards also included time serving as Chair of Audit Committee of those boards. She has a bachelor’s degree in Business Administration from Loyola College, an Master’s Degree of Business Administration from Loyola College and received her Juris Doctorate from the University of Maryland School of Law. As a budget director, an attorney, a CPA, and a former member of the boards of directors of a bank and its public company holding company, Ms. Glaeser provides the Board with important knowledge and insight necessary to guide the Company and its management through the various issues facing financial institutions.

Mr. Vigliotti, is the former Senior Managing Director for GE Capital Markets, Inc., in which capacity he served as head of the Equipment Syndication area for GE Capital Americas from 2009 until 2016. That business worked with various entities of GE Capital and provided syndication and placement services. From 1991 until 2000, Mr. Vigliotti served as a Managing Director of GE Capital Markets, Inc. In 2000 he left GE Capital to serve as Executive Vice President, and then Interim President and Chief Executive Officer, of LENDX, a start-up business-to-business lending exchange, where he provided strategic and organizational leadership for the Financial Services Division. After successfully assisting LENDX in raising equity and on its conversion to software development, Mr. Vigliotti rejoined GE Capital Markets to oversee a specialty finance area from 2003 until 2009. He is a graduate of Indiana University of Pennsylvania, receiving his B.S. degree in Business Administration with a concentration in Accounting. He is a past trustee of the Equipment Leasing and Finance Foundation and served four years on the Board of Directors and the Executive Committee of the Equipment Leasing and Finance Association.

Mr. Vigliotti’s career has provided him with substantial experience in managing financial operations. His expertise will give the Board of Directors additional skills in financial oversight, risk management and strategic planning.

As independent directors, Ms. Glaeser and Mr. Vigliotti will each receive the customary fees and benefits for their service on the Bank’s Board of Directors and the Committees thereof. There are no transactions since the beginning of the Company’s last fiscal year, or any currently proposed transaction, in which the Company was or is to be a participant and the amount involved exceeds $120,000, and in which either Ms. Glaeser or Mr. Vigliotti had or will have a direct or indirect material interest.

(e)        On December 19, 2016, the Bank entered into a change in control agreement with John M. Wright, Executive Vice President and Chief Financial Officer of the Bank and the Company. The change in control agreement provides for a two-year term. The Board of Directors of the Bank may extend the term of the agreement annually following a review of the agreement and the executive’s job performance.

Under the terms of the change in control agreement, if within one year before or after a change in control of the Company or the Bank, Mr. Wright’s employment is involuntarily terminated for reasons other than “just cause” (as defined in the agreement) or Mr. Wright elects to terminate his employment for “good reason” (as defined in the agreement), Mr. Wright will receive a lump sum cash payment equal to three times his then current base salary, or his base salary as of the date of the change in control, whichever is greater. In addition, the agreement provides for post-termination health and dental insurance coverage for a period of 12 months following termination of employment or, if earlier, the executive’s death or attainment of age 65. The agreement insures that payments made and benefits afforded to the executive under the agreement and otherwise will not exceed their 280G Limits.

The agreement also provides that the Company will guarantee the Bank’s obligations under Mr. Wright’s change in control agreement.

A copy of Mr. Wright’s change in control agreement is attached as Exhibit 10.1 to this Form 8-K and is incorporated herein by reference in its entirety.

Item 9.01	inancial Statements and Exhibits

(d)	Exhibits

Number	Description

10.1	Change in Control Agreement by and between Madison Bank of Maryland, MB Bancorp, Inc. (as Guarantor) and John M. Wright

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MB BANCORP, INC.

Date: December 23, 2016	By:	/s/ Phil Phillips
Phil Phillips
President and Chief Executive Officer